EXHIBIT 99.1

dressbarn                                                               maurices


                                  NEWS RELEASE
             THE DRESS BARN, INC. REPORTS STRONG JULY SALES RESULTS
                -- Total Company Comp Store Sales Increase 9% --

SUFFERN, NY - AUGUST 4, 2005 - The Dress Barn, Inc. (NASDAQ - DBRN) today announced its monthly, fourth quarter and year end sales results.

Total sales for the four-week fiscal period ended July 30, 2005 increased 71% to $85.2 million compared to $49.7 million reported for the comparable four-weeks ended July 24, 2004. This year's sales include maurices, which was acquired January 2005. Comparable store sales increased 9% for the fiscal month.

Total sales for the thirteen-week fiscal period ended July 30, 2005 increased 57% to $307.3 million compared to $196.3 million reported for the comparable thirteen-week fiscal period ended July 24, 2004. Comparable store sales increased 6% for the fiscal quarter.

Total sales for the fifty-two week fiscal period ended July 30, 2005 increased 35% to $1,000.5 million compared to $743.2 million reported for the comparable fifty-two week fiscal period ended July 24, 2004. Comparable store sales increased 5% for the fiscal year, including maurices from January 2005.

Last year, the Company's fiscal year ended July 31, 2004, included a fifty-third week of sales. Total sales for this extra week were $11.7 million.

Comparable store sales by brand for the fiscal periods ended July 30, 2005 were as follows:
                                     ---- Comparable Store Sales ----
                                  July        Fourth Quarter       Fiscal Year

   dressbarn                      + 10 %          + 6 %               + 5 %
   maurices                       +  7 %          + 7 %               + 4 %
                                  ------         ------              ------
    Total Comparable Store Sales  +  9 %          + 6 %               + 5 %
                                  ======         ======              ======


ABOUT THE DRESS BARN,  INC.
The Dress Barn, Inc. (NASDAQ - DBRN), is a leading national specialty apparel retailer offering quality career and casual fashion apparel through its dressbarn and maurices brands. As of July 30, 2005, the Company operated 779 dressbarn stores in 45 states and 493 maurices stores in 39 states. For more information, please visit www.dressbarn.com and www.maurices.com.


FORWARD-LOOKING STATEMENTS
Certain statements made in this press release are not historical in nature and are "forward-looking statements", within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors as they relate to dressbarn's operations that could cause actual results to differ materially from the information is readily available on our most recent report on Form 10-K/A for the year ending July 31, 2004 and Form 10-Q for the quarter ending April 30, 2005. Such factors as they relate to maurices include risks applicable to the retail apparel business in general and risks which may be applicable to maurices' business. In addition, there are risks associated with the integration of two businesses.

CONTACT: Armand Correia
         The Dress Barn, Inc.
         Senior Vice President & CFO
         (845) 369-4600